Exhibit 10.1

BIOGEN IDEC INC.
2005 OMNIBUS EQUITY PLAN

AMENDMENT

The Biogen Idec Inc. 2005 Omnibus Equity Plan (“the Plan”) is hereby amended as follows:

The first sentence of Section 7(f) of the Plan is amended to read in full as follows:

In the event that the employment of a Participant with the Company or an Affiliate shall terminate for any reason other than (i) For Cause, (ii) death, (iii) Disability or (iv) Retirement, each Option granted to such Participant, to the extent that it is exercisable at the time of such termination, shall remain exercisable for the three month period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.

Date: April 4, 2006
BIOGEN IDEC INC.

By:	/s/ Craig Eric Schneier
Craig Eric Schneier
Executive Vice President, Human Resources